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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
July 12, 2006

Jacksonville, Illinois

Contact:          Richard A. Foss           Diana S. Tone
                  President and CEO         Chief Financial Officer
                  (217) 245-4111            (217) 245-4111

             JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Small Cap - JXSB) reported unaudited net income for the three months ended June 30, 2006, of $299,000, or $0.15 per share of common stock, basic and diluted, compared to net income of $221,000, or $0.11 per share of common stock, basic and diluted, for the three months ended June 30, 2005. The Company reported unaudited net income of $615,000, or $0.31 per share, basic and diluted, for the six months ended June 30, 2006, compared to net income of $408,000, or $0.21 per share, basic and diluted, for the six months ended June 30, 2005.

Net income increased $78,000 during the three months ended June 30, 2006 as compared to the same period in 2005. The increase is partially due to a decline of $105,000 in the provision for loan losses, which reflects a reduced volume of nonperforming loans in the Company's portfolio. Nonperforming loans decreased $591,000 during the first six months in 2006. The increase in net income during the second quarter of 2006 is also due to an increase of $42,000 in other income, a decrease of $11,000 in other expenses, and a $34,000 decrease in income taxes. These changes were partially offset by a decrease of $114,000 in net interest income. The decrease in net interest income is the overall effect of increases of $347,000 in interest income and $461,000 in interest expense. Interest income on loans increased $344,000, due to both a $9.9 million increase in loan volume and a 50 basis point increase in the average yield on the loan portfolio. The increase in interest expense was primarily due to a $420,000 and $41,000 increase in interest expense on deposits and borrowings, respectively. The increase in interest expense on deposits was primarily due to the average rate on deposits, which increased by 91 basis points during this same time frame. The increase was partially offset by a $6.4 million decrease in total deposits. Interest expense on borrowings increased by $41,000, primarily due to a 135 basis point increase in the average rate on borrowed funds.

Other income increased $42,000 during the second quarter of 2006 mostly due to an increase in commission income of $29,000 and a $7,000 increase in service charges on deposits. Other expense decreased $11,000 primarily due to a decrease in real estate owned expense of $43,000, and a decrease of $32,000 in occupancy and equipment expenses, partially offset by an increase of $62,000 in salaries and benefits expense.

Net income increased $207,000 during the six months ended June 30, 2006 compared to the same period of 2005, due to a decrease in the provision for loan losses of $150,000, an increase of $84,000 in other income, a decrease of $75,000 in other expenses, and a decrease in income taxes of $5,000. The increase in net income was partially offset by a decrease of $107,000 in net interest income. The decrease in net interest income during the first six months of 2006 compared to the same period of 2005, is due to the net


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effect of an increase of $736,000 in interest income and a $843,000 increase in interest expense. Interest income on loans increased $764,000, due to both a 49 basis point increase in the average rate and a $12.6 million increase in the average balance of the loan portfolio. This increase in interest income was partially offset by a decrease of $41,000 in interest income on mortgage backed securities, which was due to a $3.0 million decrease in average volume. The increase in interest expense was due to both a $702,000 increase in interest expense on deposits and a $141,000 increase in interest expense on borrowings. The increase in interest expense on deposits was due to a 77 basis point increase in the average rate, which was partially offset by a $6.4 million decrease in the average balance of deposits. The increase in interest expense on borrowings was due to both a 136 basis point increase in the average rate and a $4.5 million increase in the average volume of borrowed funds.

The decrease of $150,000 in the provision for loan losses reflects a decrease in nonperforming loans during the first six months of 2006. The increase of $84,000 in other income was partially due to a $17,000 increase in gains on the sale of loans and a $56,000 increase in commission income. The decrease of $75,000 in other expenses was primarily due to a $56,000 decrease in real estate owned expenses and a decrease of $31,000 in legal and accounting expenses.

Total assets at June 30, 2006, increased to $258.0 million from $253.9 million at December 31, 2005. Total deposits at June 30, 2006 were $223.4 million, compared to $218.4 million at December 31, 2005. Total stockholders' equity at June 30, 2006 and December 31, 2005, was $19.9 million and $20.1 million, respectively. At June 30, 2006, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.4%, 11.6%, and 12.8%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company incorporated on May 3, 2002. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company's operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended June 30, 2006, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.